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                                                                    EXHIBIT 5(e)



                       EXCELSIOR TAX-EXEMPT FUNDS, INC.
                                AMENDMENT NO. 2
                                      TO
                         INVESTMENT ADVISORY AGREEMENT

      WHEREAS, Excelsior Tax-Exempt Funds, Inc. (the "Company") and United States Trust Company of New York ("U.S. Trust") desire to amend the Investment Advisory Agreement of May 11, 1990 (the "Agreement") between them to include the California Tax-Exempt Income Fund as an investment portfolio for which U.S. Trust renders investment advisory and other services; and

      WHEREAS, U.S. Trust is willing to render such services to the Company with respect to the California Tax-Exempt Income Fund;

      The parties hereto, intending to be legally bound hereby, agree that the Agreement is amended as follows:

            1. The third paragraph of the preamble to the Agreement shall henceforth read:

            "WHEREAS, the Company desires to retain the Investment Adviser to render investment advisory and other services to the Company for its New York Intermediate-Term Tax-Exempt Fund, Short-Term Tax-Exempt Securities Fund and California Tax-Exempt Income Fund portfolios ("the Funds"), and the Investment Adviser is willing to so render such services;

            2. Paragraph 2(d) of the Agreement (relating to the delivery of documents) shall henceforth read:

            "(d) Registration Statement under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, on Form N-1A (No. 2-93068) relating to shares of the Company's Class D Common Shares, $.001 par value, representing interests in the New York Intermediate-Term Fund; Class E Common Shares, $.001 par value, representing interests in the California Tax-Exempt Income Fund; and Class F Common Shares, $.001 par value, representing interests in the Short-Term Tax-Exempt Securities Fund ("Shares"), and all amendments thereto;"

            3. Paragraph 7 of the Agreement (relating to compensation) shall henceforth read:

            "Compensation.  For the services provided and the expenses
             ------------
            assumed pursuant to this Agreement, the
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            Company will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at the following annual rates: .50% of the average daily net assets of the New York Intermediate-Term Tax-Exempt Fund; .50% of the average daily net assets of the California Tax-Exempt Income Fund; and .30% of the average daily net assets of the Short-Term Tax-Exempt Securities Fund.

            IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their officers designated below as of September 1, 1996.


                                EXCELSIOR TAX-EXEMPT FUNDS, INC.

Attest:



/s/ W. Bruce McConnel, III      By:/s/ Alfred A. Tannachion
--------------------------         ---------------------------

[Seal]

                                    UNITED STATES TRUST COMPANY OF
                                      NEW YORK
Attest:



                                By:/s/ Brian F. Schmidt
--------------------------         --------------------

[Corporate Seal]

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